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                                                                    Exhibit 10.1

                                  AGREEMENT

     This AGREEMENT is made as of December 29, 1999, by and between EDUCATION PROPERTIES INVESTORS, INC., a Nevada corporation (formerly known as EduCorp Properties, Inc., and hereinafter referred to as "EPI" and THE TESSERACT GROUP, INC., a Minnesota corporation ("TesseracT"), with reference to the following facts:

     A. On or about November 19, 1998, EPI made a loan ("Loan") to TesseracT for the purpose of funding the construction of certain improvements on property located in North Scottsdale, Arizona, more particularly described on EXHIBIT "A" attached hereto and incorporated herein ("North Scottsdale Property"). TesseracT has subdivided the North Scottsdale Property into two legal parcels, one constituting the primary school and legally described on EXHIBIT "B" attached hereto and incorporated herein ("Primary School Parcel"), and one constituting the high school and legally described on EXHIBIT "C" attached hereto and incorporated herein ("High School Parcel"). The original, maximum principal amount of the Loan was Eight Million Three Hundred Ninety Thousand and No/100 Dollars ($8,390,000.00).

     B. EPI is the landlord, and TesseracT is the tenant, under and pursuant to those certain three (3) leases; one dated June 9, 1998, pertaining to certain property located in Eagan, Minnesota ("Eagan Lease"); one dated June 9, 1998, pertaining to two (2) certain properties located in Paradise Valley, Arizona ("Paradise Valley Properties Lease"); and one dated September 18, 1998, pertaining to certain property located in Ahwatukee, Phoenix, Arizona ("Ahwatukee Lease"). Pursuant to the Option Agreement (described in Paragraph E, below), the property which is subject to the Ahwatukee Lease will become part of the Ahwatukee/Primary School Lease.

     C. Pursuant to that certain Collateral Pledge Agreement dated May 29, 1998, by and between EPI and TesseracT, as amended pursuant to that certain Amendment to Collateral Pledge Agreement dated November 19, 1998 (collectively, the "Pledge Agreement") and pursuant to certain provisions of the Eagan Lease, Paradise Valley Properties Lease, and Ahwatukee Lease, TesseracT is required to prepay twelve (12) months of "Minimum Rent" (as that term is defined in such respective Leases) and, under certain conditions, prepay twelve (months) of Impositions (as that term is defined in the respective Leases) on the first day of September of each year during the term of each respective Lease.

     D. Pursuant to the Leases and the Pledged Agreement, TesseracT was required to deposit Two Million Four Hundred Ninety Four Thousand Four Hundred Forty Dollars ($2,494,440.00) in the Pledged Account (as that term is defined in the Pledge Agreement) on September 1, 1999, in respect of prepaid Minimum Rent and prepaid Impositions, but TesseracT failed to do so. Accordingly, an "Event of Default" has occurred under the Eagan Lease, Paradise Valley Properties Lease and Ahwatukee Lease. On the Closing Date (defined below), TesseracT is required to deposit prepaid

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Minimum Rent and prepaid Impositions pursuant to the Ahwatukee/Primary School
Lease (defined in Paragraph 2, below).

     E. EPI and TesseracT are parties to that certain Option to Purchase and Right of First Refusal dated November 19, 1998 ("Option Agreement") pursuant to which EPI has the right to purchase the North Scottsdale Property. On or about November 24, 1999, EPI exercised its option to purchase the North Scottsdale Property pursuant to the Option Agreement. However, and as provided below, EPI will purchase only the Primary School Parcel, and the High School Parcel will not be subject to the Option Agreement.

     F. EPI and TesseracT are parties to that certain Put Agreement dated November 19, 1998, pursuant to which TesseracT may compel EPI to purchase the North Scottsdale Property. The parties desire to terminate the Put Agreement.

     G. TesseracT has agreed to fund the Pledged Account for the period September 1, 1999 through August 31, 2000, pursuant to the terms more specifically described below in this Agreement.

     H. On or about October 29, 1999, EPI and TesseracT executed that certain non-binding letter of intent, which contemplates the transactions described in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   PURCHASE OF PRIMARY SCHOOL PARCEL.

          1.1 TesseracT shall sell, and EPI shall purchase, the Primary School Parcel. The purchase price and the other terms and conditions of the sale of the Primary School Parcel shall be consistent in every respect with the Option Agreement; except that (i) EPI shall not purchase (nor have the right to purchase) the High School Parcel; (ii) the "Closing Date" (as that term is defined in the Option Agreement) shall be as soon as possible after full execution of this Agreement; (iii) the "Escrow" (as that term is defined in the Option Agreement) shall be opened as soon as reasonably practicable after the full execution of this Agreement or, if the parties mutually agree, no formal escrow will be opened and, instead, the parties shall each deposit the documents and monies with the Escrow Holder (as that term is defined in the Option Agreement) necessary to consummate the purchase and sale in accordance with the Option Agreement and this Agreement; and (iv) the Nine Million Four Hundred Thousand and No/100 Dollar ($9,400,000.00) purchase price to be paid by EPI pursuant to the Option Agreement shall be paid as follows: (A) a portion of the purchase price shall be used to pay off the entire balance of the Loan (which amount shall not be funded through the Escrow, but shall merely be credited against the purchase price); and (B) the balance of the purchase price shall be deposited in the Pledged Account.

          1.2 On or prior to the Closing Date, EPI shall deposit with the Escrow Holder (as that term is defined in the Option Agreement) a release of the Deed of Trust,

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and terminations of all UCC-1 Financing Statements given by TesseracT in connection with the Loan, in form customarily used in the State of Arizona.

          1.3 Upon the closing of the purchase and sale, EPI's right of first refusal to purchase the North Scottsdale Property (pursuant to Paragraph 10 of the Option Agreement) shall automatically, and without further notice or action by any party, terminate.

          1.4 TesseracT shall at TesseracT's expense (i) cause to be released from record title to the Property that certain "City of Scottsdale Covenant And Agreement To Hold Property As One Parcel," as set forth in instrument recorded in Document No. 98-0896122 (the "Covenant and Agreement"), or (ii) cause the Covenant and Agreement to be modified so as to allow for the subdivision of the Property and for the separate ownership of the High School Parcel and the Primary School Parcel, subject to EPI's review and approval.

     2. LEASE OF PRIMARY SCHOOL PARCEL. Effective upon the closing of the purchase and sale of the Primary School Parcel, EPI, as landlord, and TesseracT, as tenant, shall enter into that certain Amended and Restated Lease, more particularly described in Exhibit "C" of the Option Agreement ("Ahwatukee/Primary School Lease"). The said Amended and Restated Lease shall constitute a lease of the Primary School Parcel, as well as a lease of the property located in Ahwatukee, Arizona (which is described in and currently the subject of the Ahwatukee Lease).

     3. PUT AGREEMENT. Upon full execution of this Agreement, the Put Agreement shall automatically terminate without further notice or action by any party and TesseracT shall have no right to exercise any of its rights under the Put Agreement.

     4.   PLEDGED ACCOUNT; CURE OF LEASE DEFAULTS: ACKNOWLEDGEMENT REGARDING
RENT.

          4.1 On the Closing Date, that portion of the purchase price which is not applied to satisfy and pay off the Loan shall be deposited by EPI into the Pledged Account (to serve as prepaid Minimum Rent and prepaid Impositions (as those terms are defined in the various Leases). However, the parties acknowledge that, even after the balance of the purchase price is deposited into the Pledged Account, the amount in the Pledged Account will still be insufficient to satisfy the requirements of the Eagan Lease, Paradise Valley Properties Lease and Ahwatukee/Primary School Lease (collectively, "Leases") with respect to prepaid Minimum Rent and prepaid Impositions. EPI and TesseracT have therefore agreed that, for the period from the Closing Date until such time as there are sufficient sums remaining in the Pledged Account to then pay the entire balance of prepaid Minimum Rent and prepaid Impositions through August 31, 2000, TesseracT shall pay Minimum Rent in the amount provided in Paragraph 4.2. Accordingly, the current Events of Default under the Leases with respect to prepaid Minimum Rent and prepaid Impositions shall be deemed waived by EPI as of the Closing Date. In addition, to the extent any default exists under the Pledge Agreement by reason of TesseracT's failure to deposit prepaid Minimum Rent and prepaid Impositions under


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the Leases as and when currently due, such default shall be deemed waived by
EPI to the same extent as EPI has waived the Events of Default presently existing under the Leases by reason of TesseracT's failure to deposit prepaid Minimum Rent and prepaid Impositions as and when presently required.

          4.2 TesseracT shall pay aggregate monthly Minimum Rent under all of the Leases in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per month on the first day of each and every month commencing January 1, 2000 until such time as there are sufficient sums remaining in the Pledged Account to pay the entire Minimum Rent and Impositions through August 31, 2000. The parties acknowledge that aggregate monthly Minimum Rent for all of the Leases shall, on January 1, 2000, be Two Hundred Seven Thousand Eight Hundred Seventy and 36/100 Dollars ($207,870.36). Accordingly, commencing January 1, 2000, TesseracT shall pay One Hundred Fifty Thousand No/100 Dollars ($150,000.00) directly to EPI as a portion of the said aggregate monthly Minimum Rent, with the balance of such aggregate monthly Minimum Rent (to wit, Fifty-Seven Thousand Eight Hundred Seventy and 36/100 Dollars ($57,870.36)) being distributed from the Pledged Account directly to EPI. Until there are sufficient funds remaining in the Pledged Account to cover prepaid Minimum Rent and prepaid Impositions through August 31, 2000, TesseracT shall continue to pay EPI (as a partial payment toward the then applicable monthly Minimum Rent) the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per month. (The said $150,000.00 shall be deemed to apply to monthly Minimum Rent under each Lease, pro-rata, in the ratio that Minimum Rent under each Lease bears to the other.) Notwithstanding the foregoing, and irrespective of anything else in this Agreement, on or prior to September 1, 2000, TesseracT shall deposit in the Pledged Account all prepaid Minimum Rent and prepaid Impositions for all Leases for the twelve (12) month period from September 1, 2000 through August 31, 2001. Accordingly, except as specifically provided above in this Paragraph 4, nothing shall be deemed to modify TesseracT's obligation to pay annual prepaid Minimum Rent and prepaid Impositions on September 1 of each year pursuant to the specific requirements of the Leases.

          4.3 The provisions of this Paragraph 4 regarding the waiver by EPI of Events of Default constitute a limited waiver, specifically limited to the provisions of Paragraph 4.1 and 4.2 above, then no other waiver of any provision of any of the Leases (or any other agreement between EPI and TesseracT) shall be implied. Among other things, to the extent that Minimum Rent under any of the Leases is increased pursuant to the Leases, such increases shall remain applicable to adjust the Minimum Rent. In addition, and without limiting anything set forth above in this Paragraph 4, TesseracT shall not be entitled to have any monies disbursed from the Pledged Account in respect of any Impositions until such time as there are sufficient sums remaining in the Pledged Account to then pay the entire Minimum Rent and Impositions through August 31, 2000. As soon as reasonably practicable after the date hereof, the parties shall agree upon a written schedule reflecting the amounts existing in the Pledged Account and the anticipated month during which there shall be sufficient funds in the Pledged Account to pay Impositions and Minimum Rent for the then balance of the Lease year ending August 31, 2000.


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     5.   TRANSFER OF 120,000 SHARES OF TESSERACT COMMON STOCK TO EPI. At least one (1) day prior to the Closing, TesseracT shall deliver to EPI, a certificate or certificates representing 120,000 shares of the issued and outstanding common stock of TesseracT, .01 par value, issued in the name of Education Property Investors, Inc. ("Shares"), in the form attached hereto as Exhibit "D." The shares shall be duly authorized, validly issued and fully paid. No additional consideration shall be paid or given by EPI for the transfer for the aforesaid shares, it being acknowledged and agreed by TesseracT and EPI that the shares are being transferred to EPI in consideration of EPI's agreements under this Agreement.

     6. NOTICES. All notices required or permitted to be given pursuant to this Agreement shall be either (i) personally delivered; (ii) sent via facsimile transmission; or (iii) sent via overnight courier (such as Federal Express, DHL, etc.). If sent via facsimile on a business day, during normal business hours, receipt shall be deemed effective upon confirmation of transmittal thereof. If sent via overnight courier, receipt shall be deemed effective one (1) business day after the sending thereof. All notices to be given pursuant to this Agreement shall be given to the parties at the following respective addresses.

     If to Optionor:
                                   The TesseracT Group, Inc.
                                   9977 North 90th Street, Suite 180
                                   Scottsdale, Arizona 85258
                                   Attention: Mr. Richard Yonkers
                                   Telecopier No.: (480) 767-2323

     with a copy to:
                                   Faegre & Benson, LLP
                                   2500 Republic Plaza
                                   370 Seventeenth Street
                                   Denver, Colorado 80202-4004
                                   Attention: Diane B. Davies, Esq.
                                   Telecopier No.: (303) 820-0600
     If to Optionee:
                                   Education Properties, Inc.
                                   c/o LTC Properties, Inc.
                                   300 Esplanade Drive, Suite 1860
                                   Oxnard, California 93030
                                   Attention: Mr. Christopher T. Ishikawa
                                   Telecopier No.: (805) 981-8663

     with a copy to:
                                   Education Properties, Inc.
                                   c/o LTC Properties, Inc.
                                   300 Esplanade Drive, Suite 1860
                                   Oxnard, California 93030
                                   Attention: Julia Kopta, Esq.
                                   Telecopier No.: (805) 981-3616


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     and:                          Stern, Neubauer, Greenwald & Pauly
                                   1299 Ocean Avenue, Suite 400
                                   Santa Monica, CA 90401-1007
                                   Attention: Dennis L. Greenwald, Esq.
                                   Telecopier No.: (310) 395-5961

     7. NO ASSIGNMENT. Neither party may assign to any other party any of its right or interest in this Agreement, nor delegate any of its duties under this Agreement.

     8. WAIVER. No waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision herein or a consent to any subsequent breach of the same or another provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action.

     9. CAPTIONS AND HEADINGS. The captions and paragraphs numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope or intent of this Agreement.

     10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

     11. GOVERNING LAW. This Agreement has been prepared, negotiated and executed in, and shall be construed in accordance with, the laws of the State of California.

     12. ATTORNEYS FEES. If either party named herein brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action (or proceeding), on trial or appeal, shall be entitled to its reasonable attorneys' fees to be paid by the losing party as fixed by the Court.

     13. TIME OF ESSENCE. Time is of the essence with respect to all matters contained in this Agreement.

     14. DRAFTING OF AGREEMENT. EPI and TesseracT acknowledge that this Agreement has been negotiated at arm's length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

     15. NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is entered into for the sole benefit of EPI and TesseracT and no other parties are intended to be direct or incidental beneficiaries of this Agreement and no third party shall have any right in, under or to this Agreement.

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    16. CLOSING COSTS AND LEGAL FEES. TesseracT shall pay all costs necessary to consummate the transactions contemplated by this Agreement, including but not limited to all costs required to be paid by TesseracT pursuant to the Option Agreement and all other legal fees of EPI in connection with this Agreement. All such costs shall be paid on the Closing Date and none of such costs may be paid from net proceeds from the purchase price paid by EPI for the Primary School Parcel (all of which net proceeds shall be deposited in the Pledged Account pursuant to Paragraph 1.1, above).

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written.


                            "TENANT":

                            THE TESSERACT GROUP, INC.,
                            a Minnesota corporation



                            By:  /s/ Martha Taylor Thomas
                                --------------------------
                            Its: CEO
                                --------------------------



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                                "LANDLORD":

                                EDUCATION PROPERTIES INVESTORS, INC.,
                                a Nevada corporation



                                By:  /s/ Chris Ishikawa
                                    ----------------------------------
                                Its: V.P. & Chief Financial Officer
                                    ----------------------------------





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